Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter 2021 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 5, 2021 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced its results of operations for the first quarter 2021. Parkway reported net income of $1.8 million for the quarter ended March 31, 2021, and finished the first quarter of 2021 with total assets of $906.8 million.

Net income for the three months ended March 31, 2021 was $1.8 million or $0.31 per share, compared with $1.7 million or $0.27 per share for the three months ended March 31, 2020. First quarter 2021 earnings represented an annualized return on average assets (“ROAA”) of 0.86% and an annualized return on average equity (“ROAE”) of 8.79%, compared to 0.94% and 8.23%, respectively, for the same period last year.

“We are pleased with our results for the first quarter 2021, despite the margin compression that continues to impact earnings as the Federal Reserve maintains its accommodative, near-zero interest rate policy. While this continues to be a challenging time for us all, we have continued, along with other community banks around us, to lead the way in administering the Small Business Administration Paycheck Protection Program (“SBA-PPP”). To date our bank alone has processed over 2,800 SBA-PPP applications for approximately $125.0 million in funding which helped to preserve thousands of jobs throughout our communities. Also, many of these SBA-PPP loans were to customers who were new to Skyline. This has helped us to continue to grow our customer base in 2021 as we did in 2020. We continue to believe we are well positioned for growth and success in the future despite the continued short-term impacts of COVID-19,” stated Blake Edwards, President & CEO.

Highlights

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Net income in the first quarter of 2021 reflected fees earned from SBA-PPP loans originated totaling $711 thousand, as well as a year-over-year decrease in interest expense on deposits of $144 thousand, and a decrease in loan loss provision of $160 thousand. First quarter 2021 noninterest expenses also increased by $356 thousand from first quarter 2020 primarily due to additional overhead cost from branch expansions in 2020.

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Net interest margin (“NIM”) was 3.70% for the first quarter 2021, compared to 3.95% in the fourth quarter of 2020, and 4.28% in the first quarter of 2020. The continued NIM compression is a reflection of the exceptionally low interest rate environment as well as competitive pressure on loan rates.

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Net loans were $692.6 million at March 31, 2021, up 5.07% when compared to December 31, 2020 and up 20.89% compared to March 31, 2020. The year over year increase primarily reflects the addition of $118.1 million in originated SBA-PPP loans, as well as net organic growth of $48.8 million.

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Total deposits were $807.3 million at March 31, 2021, an increase of $51.8 million from $755.5 million at December 31, 2020, and an increase of $186.0 million from $621.3 million at March 31, 2020. The increase reflects core deposit growth (noninterest and interest-bearing demand, savings and money market accounts) primarily attributed to funds related to the SBA-PPP loan program, government economic stimulus funds, as well as growth in our expanding markets.

●	Total stockholders’ equity was $84.7 million at March 31, 2021 compared to $81.5 million at March 31, 2020. Book value per share rose to $14.00 per share from $13.43 for the same period last year.
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In January 2021, the Company’s board of directors authorized the extension of the share repurchase program through January 19, 2023. The Company repurchased 10,000 shares during the first quarter of 2021 and expects to continue to repurchase shares as conditions are deemed favorable.

Coronavirus (COVID-19) Response

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The Bank has shifted its branch lobby operations over the past year in accordance with government mandates and by taking case count data into consideration. In the first quarter of 2021, the Bank reopened its lobby doors in addition to continuing to serve its customers through drive-thru and online banking services.

●	The Bank began receiving requests for loan deferments on March 23, 2020 and as of March 31, 2021, 10 loans with total outstanding balances of $3.3 million remained in deferment status.
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The Bank participated in the SBA-PPP and originated loans totaling $81.9 million during the year ended December 31, 2020, and has originated an additional $36.2 million during the first quarter of 2021. Gross SBA-PPP loans totaling $75.2 million with net deferred fees of $3.6 million remain on the balance sheet at March 31, 2021. Contractual interest earned on SBA-PPP loans totaled $153 thousand, while net fees recognized totaled $711 thousand for the first quarter of 2021.

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The Bank has received approval on approximately $45.8 million in funding to date in 2021 on the second round of the SBA-PPP loan program, which includes the $36.2 million originated in the first quarter of 2021.

Balance Sheet Review

Total assets increased by $51.4 million, or 6.01%, to $906.8 million at March 31, 2021 from $855.4 million at December 31, 2020, and increased by $190.3 million, or 26.57% from $716.5 million at March 31, 2020. Net loans increased during the first quarter of 2021 by $33.4 million as a result of newly originated SBA-PPP loans of $36.2 million less paydowns of $14.0 million from the 2020 SBA-PPP loan program, and organic growth of $12.9 million. Investment securities increased by $56.1 million and cash and cash equivalent balances decreased by $39.5 million during the quarter as the company invested funds received from SBA-PPP forgiveness into higher yielding assets.

Asset quality has remained strong with a ratio of nonperforming loans to total loans of 0.41% at March 31, 2021 compared to 0.72% at December 31, 2020. The allowance for loan losses to total loans was 0.72% (approximately 0.81%, excluding guaranteed SBA-PPP loans) at March 31, 2021. Total nonperforming loans were $2.9 million at March 31, 2021 compared to $4.8 million at December 31, 2020. As of March 31, 2021, 10 loans were in payment deferral status with a total outstanding balance of $3.3 million.

Total deposits increased by $51.8 million, or 6.85%, to $807.3 million at March 31, 2021 from $755.5 million at December 31, 2020, and increased by $186.0 million, or 29.93% compared to $621.3 million at March 31, 2020. The increases in deposit balances can be attributed to the Bank’s participation in the SBA-PPP program, economic stimulus payments, as well as branch expansion into new markets and growth in our existing locations. Total increases for the first quarter of 2021 included a $29.8 million increase in noninterest bearing deposits, while interest bearing deposits increased by $21.8 million over the same time period. The increase in interest bearing deposits was due to a $11.6 million increase in money markets, a $1.5 million increase in interest-bearing demand deposits, a $10.4 million increase in saving accounts, which was offset by a $1.6 million decrease in time deposits.

Stockholders’ equity decreased from $85.1 million at December 31, 2020 to $84.7 million at March 31, 2021, and increased by $3.2 million, or 3.96%, from $81.5 million at March 31, 2020. The first quarter 2021 earnings of $1.8 million were offset by dividend payments of $785 thousand, stock repurchases of $109 thousand, and a $1.4 million increase in accumulated other comprehensive losses due to unrealized losses on investment securities. Book value decreased from $14.08 per share at December 31, 2020 to $14.00 per share at March 31, 2021.

First Quarter 2021 Income Statement Review

Total interest income was $8.1 million for the quarter ended March 31, 2021 compared to $7.7 million for the quarter ended March 31, 2020, representing an increase of $314 thousand. Interest income on loans increased by $334 thousand from March 31, 2020 to March 31, 2021. The increase in the quarterly comparison was primarily attributed to SBA-PPP fees accreted into interest income during the first quarter of 2021 of $711 thousand. There remains $3.6 million in SBA-PPP fees to be accreted into income as of March 31, 2021. Accretion of purchased loan discounts increased interest income by $197 thousand in the first quarter of 2021 compared to $446 thousand in the first quarter of 2020, representing a decrease of $249 thousand. Interest earned on investments increased by $79 thousand from March 31, 2020 to March 31, 2021. The Bank strategically increased its investment portfolio during the quarter ended March 31, 2021 to help offset the historically low short-term interest rates being paid on overnight funds.

Interest expense on deposits decreased by $144 thousand for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020. This decrease is a reflection of the bank’s lowering of interest rates paid on deposits throughout 2020 as well as further reductions early in the first quarter of 2021. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $35 thousand in the first quarter of 2021, compared to $60 thousand in the first quarter of 2020, representing a decrease of $25 thousand.

The provision for loan losses was $162 thousand for the quarter ended March 31, 2021, compared to $322 thousand for the quarter ended March 31, 2020. During the first quarter of 2021, Parkway recorded $11 thousand in net charge-offs compared to $37 thousand in net recoveries for the first quarter of 2020. The reserve for loan losses at March 31, 2021 was approximately 0.72% of total loans, compared to 0.74% at March 31, 2020. Management’s estimate of probable credit losses inherent in the acquired loan portfolio from Cardinal Bankshares Corporation and Great State Bank was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of March 31, 2021, the remaining unaccreted discount on the acquired loan portfolios totaled $1.8 million. This remaining discount can be used for credit losses if a loss occurs on individual loans in the purchased portfolios.

Total noninterest income was $1.4 million in the first quarter of 2021 compared to $1.5 million in the first quarter of 2020. The majority of the decrease was due to nonrecurring gains realized on the sale of investments during the first quarter of 2020 of $212 thousand. This decrease was partially offset by an increase in mortgage origination fees of $180 thousand in the quarter-to-quarter comparison. Service charges on deposit accounts decreased by $125 thousand while other service charges and fees increased by $113 thousand in the quarter-to-quarter comparison. The reduction in deposit account-based service charges is attributed to the economic stimulus payments received during the first quarter of 2021. Other service charges and fees have increased as consumer spending trends have increased from the same period last year.

Total noninterest expenses increased by $356 thousand for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020 primarily due to employee and branch costs associated with recent branch expansion in North Carolina that occurred in 2020. Salary and benefit costs increased by $86 thousand, while occupancy and equipment expenses increased by $131 thousand. Data processing expenses also increased by $80 thousand in the quarter-to-quarter comparison, due mainly to the addition of new branch facilities. Amortization of core deposit intangibles decreased by $29 thousand in the quarter-to-quarter comparison.

In total, income before taxes totaled $2.3 million or $0.38 per share for the quarter ended March 31, 2021 compared to $2.1 million, or $0.34 per share for the quarter ended March 31, 2020. Income tax expense increased by $42 thousand in the quarter-to-quarter comparison, totaling $460 thousand for the quarter ended March 31, 2021 compared to $418 thousand for the quarter ended March 31, 2020. Net income for the quarter ended March 31, 2021 totaled $1.8 million or $0.31 per share, compared to $1.7 million, or $0.27 per share for the quarter ended March 31, 2020.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2021)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

March 31, 2021; December 31, 2020; March 31, 2020

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2021	2020	2020
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$10,728	$10,009	$12,704
Interest-bearing deposits with banks	44,760	84,863	36,176
Federal funds sold	751	817	204
Investment securities available for sale	89,557	33,507	29,170
Restricted equity securities	2,209	2,416	2,416
Loans	697,685	664,095	577,191
Allowance for loan losses	(5,051)	(4,900)	(4,252)
Net loans	692,634	659,195	572,939
Cash value of life insurance	18,412	18,304	17,963
Properties and equipment, net	26,691	26,591	25,950
Accrued interest receivable	2,412	2,355	1,936
Core deposit intangible	2,195	2,359	2,877
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	1,828	1,019	970
Other assets	11,391	10,695	9,892
Total assets	$906,825	$855,387	$716,454

Liabilities
Deposits
Noninterest-bearing	$261,734	$231,852	$172,533
Interest-bearing	545,526	523,676	448,772
Total deposits	807,260	755,528	621,305

FHLB advances	10,000	10,000	10,000
Accrued interest payable	148	124	204
Other liabilities	4,720	4,629	3,474
Total liabilities	822,128	770,281	634,983

Stockholders’ Equity
Common stock and surplus	39,631	39,740	39,952
Retained earnings	46,949	45,887	42,482
Accumulated other comprehensive loss	(1,883)	(521)	(963)
Total stockholders’ equity	84,697	85,106	81,471
Total liabilities and stockholders’ equity	$906,825	$855,387	$716,454
Book value per share	$14.00	$14.08	$13.43
Tangible book value per share	$13.10	$13.15	$12.42

Asset Quality Indicators

Nonperforming assets to total assets	0.32%	0.56%	0.65%
Nonperforming loans to total loans	0.41%	0.72%	0.81%
Allowance for loan losses to loans at end of period	0.72%	0.74%	0.74%
Allowance for loan losses to nonperforming loans	175.26%	102.02%	90.87%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2021 and 2020

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2021	2020
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,753	$7,419
Interest-bearing deposits in banks	37	127
Federal funds sold	-	3
Interest on securities	250	171
Dividends	12	18
	8,052	7,738
Interest expense
Deposits	689	833
Interest on borrowings	20	21
	709	854
Net interest income	7,343	6,884

Provision for loan losses	162	322
Net interest income after provision for loan losses	7,181	6,562

Noninterest income
Service charges on deposit accounts	296	421
Other service charges and fees	606	493
Net realized gains (losses) on securities	-	212
Mortgage origination fees	309	129
Increase in cash value of life insurance	108	108
Other income	92	98
	1,411	1,461
Noninterest expenses
Salaries and employee benefits	3,555	3,469
Occupancy and equipment	914	783
Data processing expense	496	416
FDIC Assessments	77	15
Advertising	110	106
Bank franchise tax	126	110
Director fees	60	70
Professional fees	187	142
Telephone expense	105	84
Core deposit intangible amortization	164	193
Other expense	491	541
	6,285	5,929
Net income before income taxes	2,307	2,094

Income tax expense	460	418
Net income	$1,847	$1,676

Net income per share	$0.31	$0.27
Weighted average shares outstanding	6,043,269	6,121,616
Dividends declared per share	$0.13	$0.13